Exhibit 99.1

InSite Vision and PTV Sciences Announce Preliminary Voting Results at Annual Meeting
Six PTV Sciences Nominees Appear to Have Been Elected to the Board

ALAMEDA, Calif. & AUSTIN, Texas--(BUSINESS WIRE)--Sept. 22, 2008--InSite Vision Incorporated (AMEX:ISV) and PTV Sciences announced today that, based on a preliminary estimate of the voting at the 2008 annual meeting of stockholders of InSite Vision, the six PTV Sciences nominees were elected to the Board of Directors. Upon certification of these results by the Inspector of Election, the new directors will be Rick Anderson, Tim Lynch, Tim McInerney, Evan Melrose, M.D., Robert O'Holla and Anthony Yost.

Dr. Kumar Chandrasekaran, InSite Vision president and chief executive officer, expressed his commitment to working together with the new Board of Directors. "It is time for management and the new Board to focus on the road ahead and work together to transform the company into a successful, multiple-product organization."

Dr. Melrose, a managing director at PTV Sciences, added, "We look forward to working together with current management, including Dr. Chandrasekaran, to implement a thoughtful transition plan that will benefit all stockholders and to capitalize on InSite Vision's valuable technology and intellectual property."

The new Board of Directors is expected to take office upon certification of these results by the Inspector of Election, which is expected to occur later this week.

About InSite Vision

InSite Vision develops novel ocular pharmaceutical products using its DuraSite(R) bioadhesive polymer core technology to enable topical delivery and sustained release of existing drug molecules for reduced frequency of treatment and improved efficacy. By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic available to the United States ophthalmic market, AzaSite(R) (azithromycin ophthalmic solution) 1%, launched by Inspire Pharmaceuticals in the United States in August 2007 for the treatment of bacterial conjunctivitis (pink eye). In addition, InSite has signed licensing and distribution agreements with Shin Poong Pharm in South Korea; Bioceutica, Inc. for four countries in South America; Biem, for Turkey; and Essex for China, and is seeking other international partners for commercialization and distribution of AzaSite.

InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include ISV-502 in Phase 3 pivotal trials as a product candidate directed at treating eye and eye lid infections and inflammation, currently an unmet need. The Company is also developing AzaSite Xtra, a product designed to assist in penetrating international markets. In addition, the Company is investigating other product and collaboration opportunities with both the DuraSite-azithromycin platform and/or with DuraSite and other molecules.

About PTV Sciences

PTV Sciences is a healthcare venture capital and growth equity firm focused on enabling healthcare entrepreneurs and global innovation. PTV Sciences is a highly collaborative investment team of 22 professionals, deeply experienced as investors and operators of life science companies. PTV Sciences focuses on enabling industry leading companies and investing in extraordinary people in the healthcare and life sciences sector, including ophthalmology, medical devices, biotechnology, pharmaceuticals, and diagnostics.

CONTACT: InSite Vision Incorporated
Joyce Strand, 510-747-1220

SOURCE: InSite Vision Incorporated